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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

    Designated Filer: RCBA Strategic Partners, L.P.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     909 Montgomery, Street, Suite 400
    ----------------------------------------------------------------------------
                                   (Street)

    San Francisco                 California                         94133
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)            07/20/2001
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                --------------

4. Issuer Name and Ticker or Trading Symbol CBRE Holding, Inc. (not publicly traded)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

    ____ Form filed by One Reporting Person
    __X_ Form filed by More than one Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect            ficial Ownership
   (Instr. 4)         (Instr. 4)                               (Instr. 5)
--------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see instruction
5(b)(v).

              TABLE II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                 Class A Common
Class B Common Stock, par                        Stock, par value $.01
Value $.01 per share (1)      Immediately  None  per share (1)          5,223,418 (2)  None               (2)             (2)
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par                        Class A Common
Value $.01 per share (1)                         Stock, par value $.01
                              Immediately  None  per share (1)          2,877,507 (3)  None               (3)             (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Each share of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), may be converted at any time by the holder thereof into one share of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"). Accordingly, each holder of shares of Class B Common Stock may be deemed to beneficially own an equal number of shares of Class A Common Stock.

(2) These shares are owned directly by RCBA Strategic Partners, L.P. The shares also may be deemed to be owned indirectly by (i) RCBA GP, L.L.C. ("RCBA GP"), the sole general partner of RCBA Strategic partners, L.P., and (ii Richard C. Blum, a managing member of RCBA GP. Both RCBA GP and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of RCBA GP is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(3) These shares are owned directly by Blum Strategic Partners II, L.P. The shares also may be deemed to be owned indirectly by (i) Blum Strategic GP II, L.L.C. ("Blum GP"), the sole general partner of Blum Strategic
     Partners II, L.P., and (ii) Richard C. Blum, A managing member of Blum GP. Both Blum II and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Blum Strategic Partners II, L.P. and Blum GP is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

** Intentional misstatements of omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.



                                  SIGNATURE PAGE ATTACHED
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


                                                                     Page 2 of 3
                                                                 SEC 1473 (7/96)

                                SIGNATURE PAGE

Designated Filer:  RCBA Strategic Partners, L.P.                    RCBA STRATEGIC PARTNERS, L.P.
Date of Event Requiring Statement: 07/20/2001
Issuer Name and Ticker or Trading Symbol: CBRE Holding, Inc.
(not publicly traded)                                               By:    RCBA GP, L.L.C., its general partner

                                                                    By:    /s/ Murray A. Indick
                                                                           -------------------------------
                                                                           Murray A. Indick, Member

                                                                    Dated: July 30, 2001
                                                                           -------------------------------

                                                                    BLUM STRATEGIC PARTNERS II, L.P.

                                                                    By:    Blum Strategic GP II, L.L.C., its general partner


                                                                    By:    /s/ Murray A. Indick
                                                                           --------------------------------
                                                                           Murray A. Indick, Member

                                                                    Dated: July 30, 2001
                                                                           --------------------------------

                                                                    RCBA GP, L.L.C.


                                                                    By:    /s/ Murray A. Indick
                                                                           --------------------------------
                                                                           Murray A. Indick, Member

                                                                    Dated:   July 30, 2001
                                                                             ------------------------------

                                                                    BLUM STRATEGIC GP II, L.L.C.


                                                                    By:    /s/ Murray A. Indick
                                                                           --------------------------------
                                                                           Murray A. Indick, Member

                                                                    Dated: July 30, 2001
                                                                           --------------------------------

                                                                     Page 3 of 3